Exhibit 99.1

Mirant Reports Results for Fourth Quarter 2006

News Release

Media contact: Felicia Browder, 678 579 3111 felicia.browder@mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

March 5, 2007

Mirant Reports Strong 2006 Results

•                  2006 net income of $1.864 billion versus a net loss of $1.307 billion for 2005

•                  2006 adjusted EBITDA of $1.303 billion versus  adjusted EBITDA of $779 million for 2005

•                  Adjusted EBITDA from continuing operations of $171 million for the fourth quarter of 2006 versus a loss of  $31 million in the fourth quarter of 2005

•                  Adjusted EBITDA from discontinued operations of $129 million for the fourth quarter of 2006 versus $141 million in the fourth quarter of 2005

ATLANTA — Mirant Corporation (NYSE: MIR) today reported net income of $1.324 billion for the quarter ended December 31, 2006, compared to net income of $207 million for the same period in 2005. For 2006, Mirant reported net income of $1.864 billion, compared to a net loss of $1.307 billion for 2005. Earnings per share for the fourth quarter were $4.89 per diluted share and earnings per share for the year were $6.28 per diluted share.

In the fourth quarter of 2006, the company recognized tax benefits of $845 million related to the pending sale of its Philippine business consisting of $124 million related to the reversal of a liability for Philippine dividend withholding taxes with respect to Philippine earnings which will not be repatriated as dividends and $721 million related to book/tax basis differences in the shares of the entity being sold and to the release of the valuation allowance previously recorded against NOLs and other deferred tax assets which will be used to offset the taxable gain from the sale. The benefit of $721 million represents an acceleration into 2006 of the tax effects of the sale of the Philippine business. As a result, the gain from that transaction to be recorded in 2007 will be treated as fully taxable for financial reporting purposes in that year.

Mirant reported adjusted net income of $186 million for the fourth quarter of 2006, resulting in adjusted earnings per diluted share of $0.69. Adjusted net income for the quarter excludes the positive effects of the total tax benefits of $845 million, a $221 million gain recognized for the settlement of the New York property tax dispute and the net effect of $72 million of other non-recurring items.

Mirant reported adjusted net income for 2006 of $644 million, resulting in adjusted earnings per diluted share of $2.17 for the year. Adjusted net income for the year excludes the positive effect of the total tax benefits of $845 million, unrealized mark-to-market gains of $667 million, the $221 million gain recognized for the settlement of the New York property tax dispute and the negative effect of a $375 million impairment for the U.S. natural gas plants, a $120 million impairment for Bowline unit 3 and the net effect of $18 million of other non-recurring items.

Adjusted EBITDA from continuing operations was $171 million for the quarter, compared to a loss of $31 million for the same period in 2005. For 2006, adjusted EBITDA from continuing operations was $641 million, compared to $169 million for the same period in 2005. The period over period increases for the quarter and the year resulted primarily from an increase in the realized value of hedges for the 2006 periods compared to the 2005 periods, offset in part by lower power prices and lower generation volumes in 2006.

Net cash provided by operating activities during the fourth quarter was $289 million.  Net cash provided by operating activities was $1.377 billion for 2006, excluding bankruptcy payments of $814 million.

As of December 31, 2006, the company’s continuing operations had cash and cash equivalents of $1.142 billion, total available liquidity of $1.8 billion and total outstanding debt of $3.275 billion.

Adjusted EBITDA from discontinued operations was $129 million for the quarter, compared to $141 million for the same period in 2005. For 2006, adjusted EBITDA from discontinued operations was $662 million, compared to $610 million for the same period in 2005.

Asset Sale Process

In December, Mirant entered into a definitive agreement for the sale of its Philippine business. The transaction is expected to close in the second quarter of 2007. In January, the company entered into a definitive agreement for the sale of six U.S. natural gas plants. The transaction is expected to close in the second quarter of 2007. The sales process for the company’s Caribbean businesses is underway; the sale is expected to close in mid-2007.

As previously announced, Mirant plans to continue returning cash to its shareholders upon completion of its planned asset and business sales. The amount of cash returned will be determined based on the outlook for the continuing business (1) to preserve the credit profile of the continuing business, (2) to maintain adequate liquidity for expected cash requirements including, among other things, capital expenditures for the continuing business, and (3) to retain sufficient working capital to manage fluctuations in commodity prices. Consistent with Mirant North America’s debt covenants, proceeds from the sales of the Zeeland and Bosque plants, expected to be approximately $500 million, will be reinvested in and/or used to retire debt of Mirant North America.

Chairman’s Comment

“Mirant’s strong financial performance and the return of $1.3 billion to shareholders enabled us to create significant shareholder value in the year since the company emerged from bankruptcy,” said Edward R. Muller, chairman and chief executive officer. “In addition, we have made significant progress on the divestiture program announced in mid-2006.”

Guidance

Mirant raised its 2007 adjusted EBITDA guidance from $962 million to $1,089 million for continuing operations and provided initial 2008 adjusted EBITDA guidance for continuing operations of $914 million.

The company also adjusted its projections for the capital expenditures required to comply with the Maryland Healthy Air Act. Previously, the company had expected the expenditures to be between $1.3 to $1.5 billion by the end of 2009. In light of changes in the scope of the work and rising costs for materials, the company now expects those expenditures to be approximately $1.6 billion.

Earnings Call

Mirant is hosting an earnings call today to discuss its fourth quarter 2006 financial results and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m. New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 800.289.0572 (International 913.981.5543) and entering pass code 2747399.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m. New York City time. A replay also will be available by dialing 888.203.1112 (International 719.457.0820) and entering the pass code 2747399.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,500 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Fourth Quarter Income Statement

Mirant Corporation and Subsidiaries

Condensed Consolidated Statments of Operations (unaudited)

	Quarter Ending December 31
	2006	2005
	(in millions)
Operating Revenues:
Operating Revenues	$550	$1,111
Cost of fuel, electricity and other products	236	582
Gross Margin	314	529
Operating Expenses:
Operations and maintenance	63	185
Depreciation and amortization	34	35
Impairment losses	(1)	—
Gain on sales of assets, net	—	(10)
Total operating expenses	96	210
Operating Income	218	319
Other Expense (Income), net:
Interest expense	77	223
Gain on sales of investments, net	(59)	(44)
Interest income	(18)	(3)
Other, net	(38)	52
Total other expense, net	(38)	228
Income From Continuing Operations Before
Reorganization Items, Income Taxes and Minority Interest	256	91
Reorganization items, net	(163)	(133)
Provision (benefit) for income taxes	(580)	10
Income From Continuing Operations	999	214
Income From Discontinued Operations, net	325	9
Income Before Cumulative Effect of a Change in Accounting Principles	1,324	223
Cumulative Effect of a Change in Accounting Principles	—	(16)
Net Income	$1,324	$207

Regulation G Reconciliations

Adjusted Net Income and Adjusted EBITDA

Quarter Ending December 31, 2006

	Continuing		Discontinued
	Operations	EPS(1)	Operations	EPS(1)	Total	Total EPS(1)
	(in millions)
Net income	$999	$3.69	$325	$1.20	$1,324	$4.89
Mark-to-market gains	(17)	(0.06)	—	—	(17)	(0.06)
Gain on sales of assets, net	—	—	(21)	(0.08)	(21)	(0.08)
Gain on sale of investments	(59)	(0.22)	—	—	(59)	(0.22)
Impairment loss (gain)	(1)	—	1	—	—	—
California CC8 settlement	(26)	(0.10)	—	—	(26)	(0.10)
NY property tax settlement (prior years)	(221)	(0.82)	—	—	(221)	(0.82)
Bankruptcy charges and pre-petition disputes	(4)	(0.01)	—	—	(4)	(0.01)
NPC settlement and receivable write-off (Philippines)	—	—	24	0.09	24	0.09
Philippine outage adjustments	—	—	31	0.12	31	0.12
Benefit for income taxes (valuation allowance adjustment)	(580)	(2.14)	(141)	(0.52)	(721)	(2.66)
Benefit for income taxes (reversal of accrued tax)	—	—	(124)	(0.46)	(124)	(0.46)
Adjusted net income	$91	$0.34	$95	$0.35	$186	$0.69

Provision for income taxes	—		12		12
Interest, net	46		17		63
Depreciation and amortization	34		5		39
Adjusted EBITDA	$171		$129		$300

(1)             Total diluted shares: 271 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Year to Date December 31, 2006

	Continuing		Discontinued
	Operations	EPS(1)	Operations	EPS(1)	Total	Total EPS(1)
	(in millions)
Net income	$1,773	$5.97	$91	$0.31	$1,864	$6.28
Mark-to-market gains	(655)	(2.21)	(12)	(0.04)	(667)	(2.25)
Loss (gain) on sales of assets, net	(49)	(0.16)	374	1.26	325	1.10
Loss (gain) on sale of investments	(76)	(0.26)	4	0.01	(72)	(0.25)
Impairment loss	119	0.40	1	—	120	0.40
Impairment loss on minority owned affiliates	—	—	7	0.02	7	0.02
Potrero tax settlement	(4)	(0.01)	—	—	(4)	(0.01)
California CC8 settlement	(26)	(0.09)	—	—	(26)	(0.09)
NY property tax settlement (prior years)	(221)	(0.74)	—	—	(221)	(0.74)
Bankruptcy charges and pre-petition disputes	21	0.07	—	—	21	0.07
NPC settlement and receivable write-off (Philippines)	—	—	24	0.08	24	0.08
Philippine outage adjustments	—	—	31	0.11	31	0.11
Prepayment penalty and stamp tax	—	—	15	0.05	15	0.05
Write off of Philippines deferred tax asset	—	—	72	0.24	72	0.24
Benefit for income taxes (valuation allowance adjustment)	(580)	(1.95)	(141)	(0.47)	(721)	(2.42)
Benefit for income taxes (reversal of accrued tax)	—	—	(124)	(0.42)	(124)	(0.42)
Adjusted net income	$302	$1.02	$342	$1.15	$644	$2.17

Provision for income taxes	2		144		146
Interest, net	200		78		278
Depreciation and amortization	137		98		235
Adjusted EBITDA	$641		$662		$1,303

(1)             Total diluted shares: 297 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Quarter Ending December 31, 2005

	Continuing	Discontinued
	Operations	Operations	Total
	(in millions)
Net income	$198	$9	$207
Mark-to-market losses (gains)	(385)	3	(382)
Loss (gain) on sales of assets, net	(10)	13	3
Gain on sale of investments, net	(44)	—	(44)
Impairment loss on minority owned affiliates	—	23	23
Other impairment losses and restructuring	10	—	10
Reorganization items, net	(133)	4	(129)
Cumulative effect of a change in accounting principle	16	—	16
Other, net	52	—	52
Adjusted net income (loss)	$(296)	$52	$(244)

Provision for income taxes	10	25	35
Interest, net	220	22	242
Amortization of transition power agreements	—	(1)	(1)
Depreciation and amortization	35	43	78
Adjusted EBITDA	$(31)	$141	$110

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Year to Date December 31, 2005

	Continuing	Discontinued
	Operations	Operations	Total
	(in millions)
Net income (loss)	$(1,406)	$99	$(1,307)
Mark-to-market losses	16	1	17
Loss on sales of assets, net	17	10	27
Gain on sale of investments	(45)	—	(45)
Impairment loss on minority owned affiliates	—	23	23
Other impairment losses and restructuring	23	—	23
Reorganization items, net	(18)	89	71
Cumulative effect of a change in accounting principle	16	—	16
Other, net	63	(4)	59
Adjusted net income (loss)	$(1,334)	$218	$(1,116)

Provision (benefit) for income taxes	(18)	141	123
Interest, net	1,395	85	1,480
Amortization of transition power agreements	(9)	(5)	(14)
Depreciation and amortization	135	171	306
Adjusted EBITDA	$169	$610	$779

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Cash Provided by Operating Activities

	3 Months Ended	Year Ended
	December 31, 2006	December 31, 2006
	(in millions)
Net cash provided by operating activities	$289	$563
Bankruptcy payments	49	814
Adjusted net cash provided by operating activities	$338	$1,377

Adjusted net cash provided by operating activities is a non-GAAP financial measure. Management and some members of the investment community utilize adjusted net cash provided by operating activities to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cash and Cash Equivalents to Liquidity

At December 31, 2006

Continuing
Operations
(in millions)
Cash and cash equivalents	$1,142
Less: cash restricted due to bankruptcy of New York entities and reserved for working capital or other purposes	(115)
Available under credit facilities	796
Total available liquidity	$1,823

Liquidity is a non-GAAP financial measure. Management and some members of the investment community utilize liquidity  to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Fourth Quarter 2006 Pro Forma Adjusted EBITDA Guidance to Expected Cash Flow from Operations

For the years ending December 31, 2007 and 2008

	Year Ending	Year Ending
	December 31, 2007	December 31, 2008
	Continuing Operations	Continuing Operations
	(in millions)
U.S. realized gross margin	$1,785	$1,626
U.S. O&M and other	(696)	(712)
Adjusted EBITDA	$1,089	$914
Interest, net	(178)	(179)
Income taxes paid	(25)	(11)
Working capital changes	44	(25)
Adjusted cash flow from operations	$930	$699
Adjustments	—	—
Cash provided by (used in) operating activities	$930	$699

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Third Quarter 2006 Pro Forma Adjusted EBITDA Guidance to Expected Cash Flow from Operations

For the year ending December 31,  2007

	Year Ending	Period Ending
	December 31, 2007	June 30, 2007
	Continuing Operations	Discontinued Operations	Total
	(in millions)
U.S. realized gross margin	$1,693	$47	$1,740
U.S. O&M and other	(731)	(25)	(756)
International businesses adj. EBITDA	—	277	277
Adjusted EBITDA	$962	$299	$1,261
Interest, net	(228)	(59)	(287)
Income taxes paid	(7)	(91)	(98)
Working capital changes	(113)	—	(113)
Adjusted cash flow from operations	$614	$149	$763
Adjustments	—	—	—
Cash provided by operating activities	$614	$149	$763

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information.  Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur.  There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity; changes in state, federal and other regulations (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected, including outages for unscheduled maintenance or repair, and the timely completion of the repairs on the Sual generating facility; Mirant’s ability to divest its Caribbean business at a price and on terms that it would be willing to accept, and its ability to consummate the sale of its Philippine business and the sale of its U.S. intermediate and peaking natural gas-fired plants, as well as any adverse impacts on its credit ratings that may result from such sales; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity  and other commodities in the energy markets, or the extent and timing of the entry of additional competition in Mirant’s markets or those  of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected, or result in material extraordinary gains or losses from open positions  in fuel or other commodities; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; the cost and availability of emissions allowances; curtailment of operations due to transmission constraints; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America and Mirant Asia-Pacific Limited contained in their financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to it; weather and other natural phenomena, including hurricanes and earthquakes; war, terrorist activities or the occurrence of a catastrophic loss; environmental regulations that restrict Mirant’s ability to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; price mitigation strategies employed by independent system operators or regional transmission organizations that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; volatility in Mirant’s gross margin as a result of its accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities;  deterioration in the financial condition of Mirant’s counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant beyond collateral posted; the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission; factors that affect Mirant’s international subsidiaries, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; the resolution of claims and obligations that were not resolved during the Chapter 11 process that may have a material adverse effect on Mirant’s results of operations; and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2006.

Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Adjusted EBITDA guidance is an estimate as of today’s date, March 5, 2007, and is based on assumptions believed to be reasonable as of such date.  Mirant expressly disclaims any current intention to update such guidance.  The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.